Exhibit 99.1

CyberOptics Reports Strong Second Quarter Year-Over-Year Sales and Earnings Growth

Minneapolis, MN—July 28, 2016—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the second quarter of 2016 ended June 30.

●	Second quarter sales increased 82% to $18.6 million from $10.3 million in the second quarter of 2015.

●	Earnings totaled $2.0 million or $0.29 per diluted share, compared to the loss of $761,000 or $0.11 per share in the year-earlier period.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “The continuation of strong operating results in this year’s second quarter was generated by robust performances across all of our product lines. We are particularly encouraged by the growing adoption of our 3D MRS technology platform, which is enabling us to win major new customers. An expanding portion of our business is being driven by complex applications in the manufacturing of smart phone and other high-end electronics markets where our 3D MRS technology gives us a clear competitive advantage. Our 3D MRS technology platform also has resulted in a growing pipeline of opportunities that have significant potential in both the semiconductor and SMT markets. In addition, research is under way to determine if the 3D MRS technology is applicable to front-end semiconductor manufacturing, which could have a significant impact on our future performance. CyberOptics has been posting the positive results that we intended at the outset of our strategic repositioning in the 3D arena, and we are confident of reporting profitability and strong year-over-year sales growth in the third quarter.”

Sensor revenues rose 81% in the second quarter on a year-over-year basis, benefiting from a continued rebound in sales of legacy 2D LaserAlign sensors to traditional OEM customers. 3D sensor sales were generated under long-term supply agreements with KLA-Tencor (Nasdaq: KLAC) and Nordson YESTECH (Nasdaq: NDSN). Sales to KLA are expected to grow as the company incorporates CyberOptics’ 3D sensors into an increasing portion of its back-end semiconductor packaging inspection systems. The Nordson supply agreement also should be a positive contributor to future sales growth. During the second quarter, CyberOptics received an $800,000 order for 3D MRS-enabled sensors from a new customer for general purpose metrology related to the inspection of finished goods. This order is forecasted to revenue in the third quarter, and CyberOptics believes this customer could generate significant sales going forward.

Second quarter system sales increased 67% year-over-year, reflecting demand for SQ3000 3D MRS-enabled automated optical inspection (AOI) systems and MX600 memory module inspection systems. CyberOptics recognized revenues of $500,000 for MX600 memory module inspection systems in the second quarter, with the balance of its $2.9 million MX backlog expected to revenue in the third quarter. CyberOptics previously recognized $2.5 million of MX600 revenue in the first quarter. The SQ3000 AOI system, which is making strong inroads in the consumer electronics arena, is enabling CyberOptics to gain share in the rapidly growing global 3D AOI market. These 3D MRS-enabled systems also are accounting for a steadily growing percentage of CyberOptics’ total AOI and solder paste inspection sales. This sales momentum is forecasted to continue during the second half of 2016.

Second quarter sales of semiconductor products, primarily the WaferSense/ReticleSense product line, rose 69% year-over-year to a quarterly record of $3.1 million. The new WaferSense/ReticleSense Auto-Multi Sensor (AMS), which combines leveling, vibration and humidity measurements into a wireless, real-time device, made a strong contribution to second quarter semiconductor sales.

Sales of general purpose 3D scanning solutions and services increased 126% in the second quarter on a year-over-year basis, reflecting strong sales of X-ray systems to a single customer. As recently announced, the CyberGage360 3D Scanning System was commercially launched at the end of the second quarter. Initial sales are anticipated in this year’s second half, but a more significant impact is forecasted for 2017. As a general metrology scanning system based upon CyberOptics’ unique 3D MRS technology, the CyberGage360 could be a substantial contributor to CyberOptics future growth.

Kulkarni said: “CyberOptics ended the second quarter with a backlog of $14.7 million.  As stated previously, our quarterly results will fluctuate somewhat on a sequential basis, reflecting the pace of new orders for our 3D products and customer acceptances of our MX600 backlog. For the quarter ending September 30, we are forecasting sales of $13 to $15 million, which represents another period of profitability and robust year-over-year sales growth. We also are forecasting strongly improved year-over-year sales and earnings for the fourth quarter.”

About CyberOptics
CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical segments. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; expectations regarding our 2014 acquisition of Laser Design, Inc. (LDI) and its impact on our operations; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/415-1415

Second Quarter Conference Call and Replay
CyberOptics will review its second quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-427-9419 prior to the start of the call by providing the conference ID: 1948872. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the second quarter conference call will be available one hour after the call toll-free at 888-203-1112 with the 1948872 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$18,631	$10,254	$37,745	$19,799
Cost of revenue	10,486	5,685	21,656	10,669
Gross margin	8,145	4,569	16,089	9,130
Research and development expenses	2,110	1,913	4,140	3,902
Selling, general and administrative expenses	4,031	3,295	7,537	6,676
Amortization of intangibles	17	16	34	33
Income (loss) from operations	1,987	(655)	4,378	(1,481)
Interest income and other	98	(86)	13	(21)
Income (loss) before income taxes	2,085	(741)	4,391	(1,502)
Provision for income taxes	44	20	87	40
Net income (loss)	$2,041	$(761)	$4,304	$(1,542)
Net income (loss) per share - Basic	$0.30	$(0.11)	$0.63	$(0.23)
Net income (loss) per share - Diluted	$0.29	$(0.11)	$0.62	$(0.23)
Weighted average shares outstanding - Basic	6,803	6,688	6,790	6,682
Weighted average shares outstanding - Diluted	7,051	6,688	6,943	6,682

Condensed Consolidated Balance Sheets
	June 30, 2016
	(Unaudited)	Dec. 31, 2015
Assets
Cash and cash equivalents	$10,082	$4,274
Marketable securities	5,190	5,249
Accounts receivable, net	11,509	8,150
Inventories	12,503	13,265
Other current assets	1,809	1,190
Total current assets	41,093	32,128

Marketable securities	7,227	8,084
Intangible assets, net	1,873	1,915
Fixed assets, net	2,418	2,368
Other assets	193	186
Deferred tax assets	46	58
Total assets	$52,850	$44,739

Liabilities and Stockholders’ Equity
Accounts payable	$6,368	$5,778
Accrued expenses	4,483	2,440
Total current liabilities	10,851	8,218

Other liabilities	476	463
Total liabilities	11,327	8,681

Total stockholders’ equity	41,523	36,058
Total liabilities and stockholders’ equity	$52,850	$44,739